EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-134152) on Form S-8, Registration Statement (No. 333-145587) on Form S-3, and Registration Statement (No. 333-148138) on Form S-3 of Basin Water Inc. of our reports dated March 17, 2008 relating to our audits of the consolidated financial statements, and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Basin Water, Inc for the year ended December 31, 2007.

Our report dated March 17, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Basin Water, Inc. had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/  SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Irvine, California

March 17, 2008